Exhibit (d)(135)

ASSUMPTION AGREEMENT

AGREEMENT made as of December 16, 2013 between NORTHERN TRUST INVESTMENTS, INC. (“NTI”) and THE NORTHERN TRUST COMPANY OF CONNECTICUT (“NTCC”), each a subsidiary of NORTHERN TRUST CORPORATION.

WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, NTI and NTCC have been appointed as investment advisers to the Multi-Manager Emerging Markets Equity Fund, Multi-Manager Global Listed Infrastructure Fund, Multi-Manager Global Real Estate Fund, Multi-Manager High Yield Opportunity Fund, Multi-Manager International Equity Fund, Multi-Manager Large Cap Fund, Multi-Manager Mid Cap Fund, Multi-Manager Small Cap Fund and Multi-Manager Emerging Markets Debt Opportunity Fund (each a “Fund” and together, the “Funds”) pursuant to an Investment Advisory and Ancillary Services Agreement dated May 5, 2006, as amended (the “Investment Advisory Agreement”);

WHEREAS, NTCC will merge with and into NTI on or about January 1, 2014, (the foregoing referred to as a “Reorganization”);

WHEREAS, the Reorganization will not result in any changes to the personnel or investment operations with respect to the Funds; and

WHEREAS, NTI and NTCC now desire to have NTI assume NTCC’s responsibilities with respect to the Funds pursuant to the Investment Advisory Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. NTI shall assume all rights and obligations of NTCC under the Investment Advisory Agreement with respect to the Funds upon the completion of the Reorganization.

2. NTI and NTCC hereby represent that (i) the management personnel of NTCC responsible for providing investment advisory services to the Funds under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are or will be employees or associated persons of NTI where they will continue to provide such services for the Funds, and (ii) NTI and NTCC are each a subsidiary of Northern Trust Corporation. Consequently, NTCC and NTI believe that the assumption does not involve a change in actual control or actual management with respect to the investment adviser of the Funds.

3. The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN TRUST INVESTMENTS,
INC.

By:	/s/ Eric Schweitzer
(Authorized Officer)

Name:	Eric Schweitzer

Title:	Senior Vice President

THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Patrick W. Herrington
(Authorized Officer)

Name:	Patrick W. Herrington

Title:	Senior Vice President